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                                                                      EXHIBIT 99




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[BTG LOGO]                   BTG Incorporated            INVESTORS CONTACT:     EDITORS CONTACT:
                             3877 Fairfax Ridge Road     John Graham            Theda Parrish
News Release                 Fairfax, VA  22030-7448     Vice President,        Communications
                             703-383-8000                Corporate Affairs      703-383-8145
                             FAX:  703-383-8999          703-383-8147           703-573-8135 (Home)
                             info@btg.com                Fax:  703-383-4070     Fax:  703-383-4070
                             www.btg.com                 investor@btg.com       tparrish@btg.com
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                       BTG COMPLETES NATIONS ACQUISITION

FAIRFAX, VIRGINIA, June 16, 1997 -- BTG, Inc. (BTGI: Nasdaq) announced that it has completed the acquisition of Nations, Inc., a privately held software and systems engineering company headquartered in Tinton Falls, New Jersey. BTG said it purchased all of Nations' stock for $10 million in cash. BTG also refinanced approximately $2 million of Nations' bank debt.

In its last fiscal year, which ended March 31, 1997, BTG reported revenue of $400 million. Nations revenue for its fiscal year ended December 31, 1996, was $45 million. With the addition of Nations' 386 employees, the combined BTG organization has more than 1500 employees and facilities in 17 states, the District of Columbia, Germany, Belgium, and the United Kingdom.

Nations' capabilities include life cycle software engineering, program management services, systems engineering, and integrated logistics support services, which complement BTG's broad range of information technology services and products. BTG specializes in systems engineering, integration and network systems, Internet/intranet/extranet access and services, community networks, custom computer manufacturing, and the reselling of hardware, software and services.

Nations' clients, which include the U.S. Army, the U.S. Marine Corps, the Department of Justice, and other federal agencies, expands BTG's client base which includes both defense and civilian agencies of the federal government, state and local government agencies, and commercial clients.

Additional information on BTG is available on the Internet at www.btg.com/, by e-mail at info@btg.com, or by calling 703-383-8000.

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BTG-97-22